MICHIGAN DEPARTMENT OF COMMERCE — CORPORATION AND SECURITIES BUREAU

(FOR BUREAU USE ONLY)

FILED

MAY 9 1988

Administrator
MICHIGAN DEPARTMENT OF COMMERCE
Corporation & Securities Bureau

efc 5/9/88

Date Received
MAY 6 1988

CERTIFICATE OF MERGER

For use by Parent and Subsidiary Profit Corporations

(Please read instructions and Paperwork Reduction Act notice on last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporations execute the following Certificate:

1. The Plan of Merger is as follows:

a. The name of each constituent corporation and its corporation identification number (CID) is:

Beverage Management, Inc. 602—704

Brooks Acquisition Corporation 285—095

b. The name of the surviving corporation and its corporation identification number (CID) is:

BROOKS ACQUISITION CORPORATION
~~Beverage Management, Inc.~~ 285—095

c. For each constituent corporation, state:

Name of corporation	Designation and number of outstanding shares in each class or series	Indicate class or series of shares entitled to vote	Indicate class or series entitled to vote as a class
Beverage Management, Inc.	100 Common	1 class all voting	1 class all voting
Brooks Acquisition Corporation	80,000 Common	1 class all voting	1 class all voting

If the number of shares is subject to change prior to the effective date of the merger, the manner in which the change may occur is as follows:

d. The terms and conditions of the proposed merger, including the manner and basis of converting the shares of each constituent corporation into shares, bonds, or other securities of the surviving corporation, or into cash or other consideration, are as follows:

Each share of Brooks Acquisition Corporation common stock issued and outstanding shall remain issued and outstanding without change and such shares of common stock shall constitute 100 percent of the issued and outstanding common stock of the surviving corporation upon the effective date of the merger. Upon the effective date, the 100 shares of Beverage Management, Inc. common stock which are now issued and outstanding shall automatically by virtue of the merger be cancelled without payment of any consideration therefore and without any conversion thereof.

e. The amendments to the Articles of Incorporation of the surviving corporation to be effected by the merger are as follows:

Article I of the Articles of Incorporation of the surviving corporation is amended to read as follows:

ARTICLE I

The name of the corporation is Beverage Management, Inc.

f. Other provisions with respect to the merger are as follows:

The Articles of Incorporation, Bylaws, directors and officers of the surviving corporation shall be those of Brooks Acquisition Corporation as of the effective date of the merger.

2. (Complete for any foreign corporation only)

This merger is permitted by the laws of the State of Delaware, the jurisdiction under which Beverage Management, Inc. (name of foreign corporation) is organized and the plan of merger was adopted and approved by such corporation pursuant to and in accordance with the laws of that jurisdiction.

3. The number of outstanding shares of each class of the subsidiary corporation and the number of shares of each class owned by the parent corporation is as follows:

Class	Total shares outstanding	Shares owned by parent corporation
Common	100	100

4. (Delete if the parent corporation owns 100% of the shares of the domestic subsidiary)
The parent corporation owns less than 100%, but at least 90%, of the outstanding shares of each subsidiary corporation and (check one)

☐ a copy or summary of the plan of merger was mailed to each shareholder of the subsidiary corporation on the ______ day of ______, 19 ____

☐ a copy or summary of the plan of merger was not mailed to the minority shareholders of the subsidiary corporation because written waivers of mailing were obtained from all of the minority shareholders.

5. (Delete if not applicable)
The consent to the merger by the shareholders of the subsidiary corporation was obtained pursuant to its Articles of Incorporation. (Such consent is necessary if the Articles of Incorporation require approval of the merger by the vote of the holders of more than the percentage of the shares owned by the parent corporation.)

6. (Delete if not applicable)
The consent to the merger by the shareholders of the parent corporation was obtained. (Such consent is necessary if its Articles of Incorporation require shareholder approval of the merger, the plan of merger amends its Articles of Incorporation, or a subsidiary is to be the surviving corporation.)

7. (Complete only if an effective date is desired other than the date of filing)

The merger shall be effective on the 9th day of May, 19 88

Signed this 9th day of May, 19 88

Brooks Acquisition Corporation
(Name of parent corporation)

By [signature]
(Signature)

James W.F. Brooks, President
(Type or Print Name and Title)

DOCUMENT WILL BE RETURNED TO NAME AND MAILING ADDRESS INDICATED IN THE BOX BELOW. Include name, street and number (or P.O. box), city, state and ZIP code.

William J. Lawrence, III
Varnum, Riddering, Schmidt & Howlett
Suite 800, 171 Monroe N.W.
Grand Rapids, Michigan 49503

Name of person or organization remitting fees:

Varnum, Riddering,
Schmidt & Howlett

Preparer's name and business telephone number:

William J. Lawrence, III

(616)459-4186

INFORMATION AND INSTRUCTIONS

1. This form is issued under the authority of Act 284, P.A. of 1972, as amended. The certificate of merger cannot be filed until this form, or a comparable document, is submitted.
2. Submit one original copy of this document. Upon filing, a microfilm copy will be prepared for the records of the Corporation and Securities Bureau. The original copy will be returned to the address appearing in the box above as evidence of filing.

   Since this document must be microfilmed, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.
3. This document is to be used pursuant to sections 711 through 713 of the Act by a domestic parent corporation merging with one or more domestic subsidiary corporations and section 733 of the Act if a foreign corporation is a party to the merger. The parent corporation must own at least 90% of the outstanding shares of each class of stock of the subsidiary corporation(s). This certificate is to be used only by profit corporations.
4. If more than two corporations are merging, the certificate may be adjusted as necessary or the format may be used as a guide in drafting your own certificate. If additional space is required for any section, continue the section on an attachment.
5. Item 7 — This document is effective on the date approved and filed by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.
6. This certificate must be signed in ink by the president, vice-president, chairperson, or vice-chairperson of the parent corporation.
7. FEES: Filing fee (Make remittance payable to State of Michigan) $50.00

   If the authorized capital stock of the surviving domestic corporation is increased, an additional fee is due equal to ½ mill (.0005) on each dollar of the increase over the previous highest authorized capital stock on which a franchise fee was paid.

   If a foreign corporation authorized to transact business in this State merges into a domestic profit corporation, the amount of franchise fees required to be paid by that domestic corporation shall be reduced by the initial or additional franchise fees paid to this State by the foreign corporation.
8. Mail form and fee to:

   Michigan Department of Commerce, Corporation and Securities Bureau, Corporation Division, P.O. Box 30054, Lansing, Michigan 48909, Telephone: (517) 373-0493